Exhibit 99.1

Contact:

Al Black

703.744.7833

ablack@qorvis.com

COMSTOCK HOMEBUILDING COMPANIES, INC. REPORTS RECORD RESULTS FOR 2004

The Company Expects Significant Growth in 2005 as it Moves Aggressively to Invest Capital from December 2004 IPO

RESTON, VA, MAR 1, 2005 – Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) (“Comstock or the “Company”) today announced results for the year and quarter ended December 31, 2004.  Shares of the Company’s stock started trading publicly on December 14, 2004, with the IPO generating net proceeds to the Company of $67.8 million.  The Company, which builds and markets a variety of new homes and condominiums primarily in the Greater Washington, D.C. market, will conduct a conference call for interested investors on Wednesday, March 2, 2005, at 9:00 AM Eastern Standard Time.  During the call, the Company will provide investors with guidance as to its expectations for the first quarter and full year of 2005 that is also summarized in this release.  The dial-in number for the call is 866-761-0748 and the access code is 59484192; the call may also be accessed on the Internet at www.comstockhomebuilding.com in the Investor Relations section.

Background Information:

On December 17, 2004, Comstock, as part of its consolidation of operations in connection with its IPO, merged its Washington, DC and Raleigh, North Carolina operations together.  Because the merger of Comstock’s Raleigh operation was treated as an acquisition for accounting purposes, the results from Comstock’s Raleigh operation prior to December 17, 2004 are not included in the Company’s year-end financial statements.  This resulted in the exclusion of approximately $19 million (unaudited) of revenue from homebuilding generated in Raleigh.

For the calendar year 2004, Comstock operated as a taxable entity only from December 17 to December 31.  Comstock will operate as a taxable entity for the full calendar year 2005.

On December 17, 2004, Comstock sold 3,960,000 shares of Class A common stock to the public as part of its initial public offering.  Post closing, the Company had 11,026,667 shares issued and outstanding.  On December 28, 2004, the underwriters for the offering exercised their over-allotment option to purchase an additional 594,000 shares.  The Company then had 11,620,667 shares outstanding.  Based on the number of days that Comstock was public during

2004, the weighted average outstanding shares for the year ended December 31, 2004 were 7,346,618 (basic) and 7,350,685 (diluted).  The weighted average outstanding shares for the three months ended December 31, 2004 were 8,167,109 (basic) and 8,183,379 (diluted).

As a result of permitting delays in one of the Company’s key sub-markets, the Company experienced an unbalanced delivery of units in 2003 with more than 60 percent of its settlements occurring in the fourth quarter.  This resulted in an exaggerated basis in the fourth quarter of 2003 for purposes of quarter over quarter comparisons.  This phenomenon, which is not uncommon and is relatively unpredictable, is likely to occur again in 2005.  The Company has factored this into its guidance outlined below.

Full Year Results:  The Company generated record results in 2004.  The contract value of new orders for the year ended December 31, 2004 was $241.0 million on 665 new orders as compared to $81.3 million on 258 new orders for the year ended December 31, 2003, a 196 percent increase in the value of the new orders and a 158 percent increase in new home orders.  Total revenue increased 73 percent, from $55.5 million in 2003 to $96.0 million in 2004, with $87.0 million of revenue from homebuilding in 2004 as compared to $49.1 in 2003.  The Company delivered 263 new homes at an average price of $328,000 in 2004 versus 162 new homes at an average price of $303,000 in 2003.  Operating income grew 150 percent, from $8.1 million for 2003 to $20.1 million for 2004, due to a significant increase in operating margin from 14.5 percent to 20.9 percent.  Net income after tax increased 141 percent from $5.9 million in 2003 to $14.3 million in 2004.  On a proforma basis, including its Raleigh operation, the Company delivered 328 new homes in 2004 for combined revenue from homebuilding of $105.2 million (unaudited).

Fourth Quarter Results:  The contract value of new orders for the fourth quarter of 2004 was $60.4 million on 131 new orders as compared to $17.2 million on 50 new orders for the fourth quarter of 2003, a 358 percent increase in the value of the new orders and a 162 percent increase in new orders.  Total revenue for the three months ended December 31, 2004 was $21.5 million with $19.4 million of revenue from homebuilding, as compared to total revenue of $32.3 million for the fourth quarter of 2003 with $29.8 million of revenue from homebuilding.  The reason for the decrease in revenue as noted above was that revenue for the fourth quarter of 2003 was unusually disproportionate to the balance of the year as a result of permitting delays in one of the Company’s sub-markets.  The Company delivered 55 new homes at an average price of $352,000 in the fourth quarter of 2004 versus 98 new homes at an average price of $304,000 in the fourth quarter of 2003.  Operating income for the fourth quarter of 2004 was $4.9 million, or 23 percent of sales, compared to $5.5 million, or 17 percent of sales, in the same quarter of 2003.  Net income after tax for the quarter decreased from $4.1 million in the fourth quarter of 2003 to $3.7 million in fourth quarter of 2004.

Per Share Results:  Both basic and fully diluted earnings for the twelve months ended December 31, 2004, was $1.95 per share based on a weighted average shares outstanding of 7.4 million shares for 2004.  Both basic and fully diluted earnings for the three months ended December 31, 2004, were $0.45 per share based on a weighted average shares outstanding of 8.2 million for the fourth quarter of 2004.  Both basic and diluted earnings for the year ended December 31, 2003 were $0.84 per share based on 7.1 shares outstanding, adjusted for the offering.

On an unaudited proforma basis as if the Company had been taxable for the entire year at a 38 percent effective tax rate the basic and diluted earnings for the twelve months ended December 31, 2004 would be $1.19 per share based on a weighted average shares outstanding of 7.4 million shares for 2004.  Under the same assumption, the basic and diluted earnings for the three months ended December 31, 2004 would be $0.26 per share based on a weighted average 8.2 million shares outstanding.

On an unaudited proforma basis as if the Company’s earnings had been taxable for the entire year at a 38 percent effective tax rate, the basic earnings for the twelve months ended December 31, 2004 would be $0.75 per share based on total outstanding shares at December 31, 2004 of 11.6 million shares.  Under the same assumption, the basic earnings for the three months ended December 31, 2004 would be $0.18 per share based on total outstanding shares at December 31, 2004 of 11.6 million shares.

Please see the table setting forth unaudited proforma net income and proforma net income per common share accompanying the attached financial results for further information on this proforma data.

Balance Sheet at December 31, 2004:  The Company’s year-end balance sheet reflected dramatic growth as a result of the public offering.  Total assets at year-end increased $214.3 million to $304.6 million from $90.2 million at year-end 2003 with increases between years resulting from accumulation in land position and an increase in cash on hand.  As compared to December 31, 2003, real estate held for development and sale increased $39.1 million primarily as a result of the acquisition of Comstock Service Corp. (Comstock’s Raleigh operation) and the acquisition of new inventory; Inventory not owned – Variable Interest Entities increased $119 million resulting from consolidation of the value of five (5) land contracts for which we had $4 million of non-refundable deposits posted in the aggregate; and cash increased $57.9 million as a result of the Company’s IPO. The Company ended 2004 with a backlog of 453 ordered but undelivered homes valued at $174.6 million as compared to 113 units valued at $36.4 million at December 31, 2003.  This represents a 301 percent increase in homes and a 380 percent increase in contract value.

Operating Achievements:  The Company realized several significant operating achievements in 2004, among them:

•      The Eclipse at Potomac Yard, the Company’s first multi-family high-rise condominium project was introduced to the market with great success, with 309 unit sales valued at $117.4 million;

•      The Company accelerated its land acquisition effort as evidenced by ‘Real estate held for development and sale’ of $104 million and ‘Inventory not owned – Variable Interest Entities’ of $118 million at December 31, 2004;

•      The Company ended 2004 with approximately 4,000 lots under its direct control with a market value well in excess of its historical carrying cost;

•      In connection with its IPO, the Company successfully negotiated the purchase of the interests of certain of its minority interest members.

Guidance For the Quarter and Year Ahead:  During the Company’s investor conference call scheduled for tomorrow, the expectations for the quarter and year ahead will be discussed.  In summary, the Company believes that its core market of Greater Washington will continue to be characterized by significant demand for new housing due to the region’s growth and that in 2005 demand for new homes will be greater than the anticipated supply.  As a result, not only does the Company expects to be able to increase the number of units it sells and settles, it expects that the average sales price and average revenue per home of its various models should increase.

The Company expects that revenues for the first quarter of 2005, ending March 31, 2005, will be between $28 million - $29 million, with net income after tax of between $2.5 million - $2.7 million.  This equates to an estimated range of between $0.20 - $0.23 per share on a fully diluted basis.

The Company expects that total revenue for the year ending December 31, 2005 will be between $250 million - $260 million with an estimated earnings range of between $2.15 - $2.20 per share (diluted) on an estimated 11.9 million shares.

Based on the lot inventory currently under the Company’s control and the significant percentage of its backlog at December 31, 2004 that is projected to settle beyond 2005, the Company currently estimates that it will deliver revenue in 2006 that represents a 50 – 60 percent increase over 2005.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions, including statements related to Comstock’s expected future financial results and anticipated growth in the Washington, D.C. housing market, are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, economic, market and competitive conditions affecting Comstock and its operations and products, risks and uncertainties relating to the market for real estate generally and in the areas where Comstock has projects, the availability and price of land suitable for development, materials prices, labor costs, interest rates, Comstock’s ability to service its significant debt obligations, fluctuations in operating results, anticipated growth strategies, continuing relationships with affiliates, environmental factors, government regulations, the impact of adverse weather conditions or natural disasters and acts of war or terrorism.  Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the prospectus from Comstock’s initial public offering, as filed with the Securities and Exchange Commission on December 15, 2004.  Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Comstock Homebuilding Companies, Inc.

Comstock is a production homebuilder that develops, builds, and markets single-family homes, townhouses, and condominiums. The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move-up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

Financial Results of Operations

COMSTOCK HOMEBUILDING COMPANIES, INC.

	Three months ended		Year ended December 31,
	2003	2004	2003	2004
	(Unaudited)
Revenues

Sale of real estate—Homes	$29,786	$19,354	$49,081	$87,003
Other revenue	2,562	2,124	6,440	9,042
Total revenue	32,348	21,478	55,521	96,045

Expenses
Cost of sales of real estate	22,160	12,674	36,620	57,339
Cost of sales of other	1,948	1,235	5,136	6,654
Selling, general and administrative	2,754	2,623	5,712	11,940

Operating income	5,486	4,946	8,053	20,112
Other (income) expense, net	26	625	-44	908

Income before minority interest and equity in earnings of real	5,460	4,321	8,097	19,204
Minority interest	1,390	900	2,297	5,260

Income before equity in earnings of real estate partnerships	4,070	3,421	5,800	13,944
Equity in earnings of real estate partnerships	41	25	139	118

Total pre tax income	4,111	3,446	5,939	14,062
Income Taxes	—	(241)		(241)

Net Income	$4,111	$3,687	$5,939	$14,303

Basic earnings per share	0.58	0.45	0.84	1.95
Basic weighted average shares outstanding	7,067	8,167	7,067	7,347

Dilutive earnings per share	0.58	0.45	0.84	1.95
Dilutive weighted average shares outstanding	7,067	8,183	7,067	7,351

Unaudited Proforma Net Income

and Proforma Net Income per Common Share

Three Months and Years Ended December 31, 2003 and 2004

(in thousands, except per share data)

Proforma net income and proforma net income per common share
Net income	$4,111	$3,687	$5,939	$14,303
Income tax expense	—	(241)	—	(241)
Income before income tax taxes	4,111	3,446	5,939	14,062
Income tax expense 38%	1,562	1,310	2,257	5,344
Proforma net income	$2,549	$2,137	$3,682	$8,719

Shares - Dilutive weighted average shares outstanding	7,067	8,183	7,067	7,351
Proforma net income per common share	$0.36	$0.26	$0.52	$1.19

Shares outstanding at December 31, 2004	11,621	11,621	11,621	11,621
Proforma net income per common share	0.22	0.18	0.32	0.75